Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL THIRD QUARTER

•            Quarterly Net Earnings per Diluted Share Increase by Approximately 28% to $.74

•            Quarterly Net Sales Increase by Approximately 11.1%

•            Quarterly Comparable Store Sales Increase by Approximately 7.0%

•            Full Year Net Earnings per Diluted Share Modeled to Increase Approximately 25%;

Previously Modeled at Approximately 20%

•            Board of Directors Authorizes a New $2 Billion Share Repurchase Program

UNION, New Jersey, December 22, 2010 — Bed Bath & Beyond Inc. today reported net earnings of $.74 per diluted share ($188.6 million) in the fiscal third quarter ended November 27, 2010, an increase of approximately 28% versus net earnings of $.58 per diluted share ($151.3 million) in the same quarter a year ago. Net sales for the fiscal third quarter of 2010 were approximately $2.194 billion, an increase of approximately 11.1% from net sales of approximately $1.975 billion reported in the fiscal third quarter of 2009.  Comparable store sales in the fiscal third quarter of 2010 increased by approximately 7.0%, compared with an increase of approximately 7.3% in last year’s fiscal third quarter.

During the fiscal third quarter of 2010, the Company also repurchased approximately $211 million of its common stock representing approximately 5.0 million shares.

For the fiscal nine months ended November 27, 2010, the Company reported net earnings of $1.95 per diluted share ($507.9 million), an increase of approximately 35% over net earnings of $1.44 per diluted share ($374.0 million) in the corresponding period a year ago. Net sales for the fiscal nine months of 2010 were approximately $6.254 billion, an increase of approximately 12.0% from net sales of approximately $5.585 billion in the corresponding period a year ago.  Comparable store sales for the fiscal nine months of 2010 increased by approximately 7.6%, compared with an increase of approximately 1.7% in last year’s fiscal nine months.

The Company is now modeling net earnings per diluted share to be approximately $.91 to $.95 for the fiscal fourth quarter of 2010 and approximately $2.86 to $2.90 for all of fiscal 2010.

The Company is pleased to announce that its Board of Directors has authorized a new $2 billion share repurchase program.  The Company is currently planning that the new share repurchase program will commence in early fiscal 2011 after completion of the existing share repurchase program.  Since 2004 through the fiscal third quarter of 2010, the Company has returned approximately $2.6 billion to our shareholders through share repurchases.

“Our Board took this action based upon its continued confidence in our Company’s long-term growth potential, financial outlook and cash flow generation,” said Steven Temares, Chief Executive Officer and Member of the Board of Directors. “It is currently anticipated that this new $2 billion share repurchase program will be funded from current cash and from present and expected future cash flows. That said, our Company’s Board of Directors continues to review our capital structure on an ongoing basis. In addition to providing value to our shareholders through share repurchase programs, our strong operations should allow us to continue to invest in our infrastructure and maintain our flexibility to take advantage of opportunities as they may arise.”

As of November 27, 2010, the Company had a total of 1,127 stores, including 976 Bed Bath & Beyond stores in 50 states, the District of Columbia, Puerto Rico and Canada, 66 Christmas Tree Shops stores, 40 buybuy BABY stores and 45 stores under the names of Harmon or Harmon Face Values. During the fiscal third quarter, the Company opened five Bed Bath & Beyond stores, five Christmas Tree Shops stores, and seven buybuy BABY stores. Consolidated store space as of November 27, 2010 was approximately 34.7 million square feet. Since the beginning of the fourth quarter of fiscal 2010 on November 28, 2010, two Bed Bath & Beyond stores and two buybuy BABY stores have been opened.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  In addition, the Company is a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of domestics merchandise and home furnishings. Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles. Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including any tax implications relating to the Company’s stock option grants.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel                                  (908) 855-4554

Eugene A. Castagna                               (908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 27,	November 28,	November 27,	November 28,
	2010	2009	2010	2009
Net sales	$2,193,755	$1,975,465	$6,253,536	$5,584,714
Cost of sales	1,297,247	1,163,053	3,707,074	3,332,091
Gross profit	896,508	812,412	2,546,462	2,252,623
Selling, general and administrative expenses	591,398	566,801	1,719,056	1,642,677
Operating profit	305,110	245,611	827,406	609,946
Interest income	1,996	737	2,839	3,980
Earnings before provision for income taxes	307,106	246,348	830,245	613,926
Provision for income taxes	118,532	95,060	322,363	239,935
Net earnings	$188,574	$151,288	$507,882	$373,991
Net earnings per share - Basic	$0.75	$0.59	$1.98	$1.45
Net earnings per share - Diluted	$0.74	$0.58	$1.95	$1.44

Weighted average shares outstanding - Basic	252,233	258,074	256,216	257,610
Weighted average shares outstanding - Diluted	255,936	260,913	259,834	259,872

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	November 27,	November 28,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$840,333	$854,641
Short term investment securities	599,805	162,934
Merchandise inventories	2,171,783	1,954,995
Other current assets	337,094	353,419

Total current assets	3,949,015	3,325,989

Long term investment securities	134,663	152,248
Property and equipment, net	1,124,704	1,118,272
Other assets	351,765	331,257

	$5,560,147	$4,927,766

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$856,646	$718,921
Accrued expenses and other current liabilities	319,969	281,494
Merchandise credit and gift card liabilities	182,617	162,882
Current income taxes payable	10,742	24,216

Total current liabilities	1,369,974	1,187,513

Deferred rent and other liabilities	277,078	238,660
Income taxes payable	114,183	103,160

Total liabilities	1,761,235	1,529,333

Total shareholders’ equity	3,798,912	3,398,433

	$5,560,147	$4,927,766

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended
	November 27,	November 28,
	2010	2009
Cash Flows from Operating Activities:

Net earnings	$507,882	$373,991
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	135,217	137,034
Stock-based compensation	33,316	32,809
Tax benefit from stock-based compensation	(2,589)	(1,805)
Deferred income taxes	(10,708)	(16,206)
Other	(1,247)	(147)
(Increase) decrease in assets:
Merchandise inventories	(412,080)	(312,656)
Trading investment securities	(4,161)	(4,998)
Other current assets	(62,524)	(83,633)
Other assets	(2,562)	377
Increase (decrease) in liabilities:
Accounts payable	247,991	206,883
Accrued expenses and other current liabilities	39,932	37,363
Merchandise credit and gift card liabilities	9,813	(2,739)
Income taxes payable	(62,331)	10,607
Deferred rent and other liabilities	32,118	15,216

Net cash provided by operating activities	448,067	392,096

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(1,146,153)	(119,950)
Redemption of held-to-maturity investment securities	920,645	—
Redemption of available-for-sale investment securities	16,525	33,320
Redemption of trading investment securities	42,825	—
Capital expenditures	(142,186)	(108,619)

Net cash used in investing activities	(308,344)	(195,249)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	91,083	53,190
Excess tax benefit from stock-based compensation	2,495	3,028
Repurchase of common stock, including fees	(489,068)	(66,633)

Net cash used in financing activities	(395,490)	(10,415)

Net (decrease) increase in cash and cash equivalents	(255,767)	186,432

Cash and cash equivalents:
Beginning of period	1,096,100	668,209
End of period	$840,333	$854,641